EXHIBIT 10.7


                    CONTRACT OF PROJECT OF VENTURE CAPITAL OF
                         ZHOUCHENG SCIENCE & TECHNOLOGY
                                      PLAN


                                CONTRACT NO: 2002


PROJECT NAME: PHOTOSYNTHETIC BIOCATALYST (PBC)


ENTRUSTING PARTY (PARTY A): ZOUCHENG MUNICIPAL PEOPLE'S GOVERNMENT


ENTRUSTED PARTY (PARTY B): KIWA BIO-TECH PRODUCTS GROUP LTD.


COOPERATIVE UNIT:


INTERMEDIARY BANK (PARTY C): ZHOUCHENG BRANCH OF CHINA COMMERCIAL BANK OF ICBC


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Party A: ZOUCHENG MUNICIPAL PEOPLE'S GOVERNMENT
Party B: KIWA BIO-TECH PRODUCTS LTD

PBC (Photosynthetic Biocatalyst) is a world leading hi-tech bioengineering project appraised by the Ministry of Agriculture of China. It was approved by the State Economic and Trade Commission of China as a state key technical renovation project for the year of 2001. To industrialize this project, try to put the products of this project into home and abroad market at the earliest possible time, and benefit the society and the environment, through amicable consultation, both parties agree to conclude this Investment Agreement and guarantee to abide by this Agreement.

I. Party A shall create conditions positively, strive for the investment construction of the industrialization base of PBC project in the development zone of Zhoucheng, and provide this project with much better and practical support than other provinces and municipalities. Therefore, the stockholders' meeting and the meeting of the board of directors of Party B have decided and agreed to invest to construct the production base in the economic development zone of Zhoucheng. Party B's projected total investment towards this project construction shall be RMB150--200 million YUAN. The annual output shall be PBC 1500 tons. After this project reaches the designed capacity, it is estimated the annual sales income will be RMB 750 million YUAN, and the annual tax and profit will be RMB 200 million YUAN.

II. Party A shall give full support to the industrialization of Party B's PBC project, and provide with all-round preferential policies and efficient quality services. In terms of tax, make sure to implement the following preferential policies:

         a. As agricultural productive materials, PBC products can enjoy the preferential tax policies towards agricultural productive materials;

         b. As hi-tech products, PBC products can enjoy the preferential tax policies towards hi-tech products;

         c. As a hi-tech enterprise, PBC project enterprise can enjoy the preferential tax policies of the state and the provinces and municipalities towards hi-tech enterprises;

         d. As a enterprises with key protection and support by Zhoucheng, PBC project enterprise can enjoy all the preferential policies towards enterprises with key protection and support;

         e. On the basis of the aforesaid preferential tax policies of the state, give preferential policy treatment to PBC project as to reduce the local income tax by half for additional three years;

         f.       During project construction, exempt all administrative charges
                  and  fees  within  the   functions  and  powers  of  Zhoucheng
                  Municipal Government.

III. After this agreement is signed, Party B shall start to register in Zhoucheng city an


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         enterprise  with foreign  investment  wholly-funded  by Party B, namely
         Kiwa Bio-Tech Group (Shandong) Co., Ltd., with RMB50 million YUAN as the registered capital. According to the provisions of the Law of the People's Republic of China on Investment for Enterprise with Foreign
         Investment,   after  Party  B  provides  the  original  certificate  of
         registration and the certificate of creditworthiness from overseas bank, Party A shall be responsible for providing with all-round services for registration of wholly foreign-owned enterprise, and shall make sure to help Party B in getting the certificate of approval for foreign investment and the business license within 30 days. Party B shall contribute the registered capital by installments in accordance with the Law of the People's Republic of China on Enterprises with Foreign Investment.

IV. Party A shall provide Party B Kiwa Bio-Tech Group (Shandong) Co., Ltd. with over 100-mu (1 mu=2000/3 square meters) land in the economic development zone as the PBC production base site, and settle the land takeover formalities and apply for the land use certificate, and make sure the external pipeline net is with LIU TONG YI PING (six available and one flat) at the positions which are 2 meters away from the red line for the factory site. The land price shall be left open and the land shall be used for 10 years free of charge. After PBC project is put into production and the profits are made, if Party B pays the land transfer fee, the price shall not be more than RMB80,000 YUAN per mu. Before the land transfer fee is fully paid, Party B shall not resell or mortgage the land lot for loan.

V. To push the PBC project for early implementation, Party B shall invest RMB 5 million YUAN in November to Kiwa Bio-Tech Group (Shandong) Co., Ltd. as the startup capital. Party A shall provide Party B Kiwa Bio-Tech Group (Shandong) Co., Ltd. with a loan of up to RMB 10 million YUAN (no interest and no shares) in accordance with relating provisions. Within 10 days after the startup capital is paid by Party B in place, Party A shall complete the plan registration and capital use approval, the capital shall remitted to the special account of Party B Kiwa Bio-Tech Group (Shandong) Co., Ltd. once for all. The use of the capital shall be supervised jointly by both parties, and shall be used for this project. After this project is put into production and the profits are made, the load shall be paid off with the profits made from this project within three years.

VI. To strengthen the technical construction for PBC project, Party B shall move the bio-germ bank, experimental shop equipment and scientific research instruments etc., of its Zhuhai experimental base, Shanghai Ecological Biology Research Institute and Beijing Hongdi Kanghua Bioengineering Technology Co., Ltd. to the economic development zone of Zhoucheng in June, and move its PBC achievements, bio-nanometer research personnel and professionals to Zhoucheng city, not only do well the construction of the industrialization production base for PBC project, but also carry out all-round bio-tech research and development, provide more and better achievements and projects for the construction of the hi-tech biologic park of Zhoucheng. Party A shall be responsible for providing with the premises for scientific research and production for the transition period. When the conditions mature, Party B shall set up Kiwa Bioscience School and construct Kiwa Bio-industrial Park at Party A's facility. Party A shall give support as for the preferential conditions for PCB project.


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VII.     Both parties agree that the  construction  of PBC project base shall be
         started  in  July.   Party  B  shall   present  the  specific   project
         implementation plan and schedule, and shall make great efforts to implement the plan. Both parties shall join hands to push the project forward.

VIII. After this agreement is signed, the former contract for PBC project concluded by and between KIWA INTERNATIONAL GROUP CO., LTD. and JINING City shall be terminated.

IX. Matters not covered herein shall be settled through consultation otherwise.

X. The representatives of both parties shall execute this Agreement. This Agreement shall be made in both Chinese language and English language, which shall be equally authentic.


Party A: Zhoucheng Municipal People's    Party B: Kiwa Bio-Tech Products Ltd.
         Government

         /S/ BO LIN                               /S/ DEJUN ZOU
         ----------------------------             ----------------------------
         Representative: Bo Liu                   Representative: Dejun Zou
         Date:  May 26, 2002                      Date:  May 26, 2002


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